EXHIBIT 16.1

January 10, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Comstock Mining, Inc.
File 000-32349

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Comstock Mining, Inc., and agree with the statements concerning our Firm contained therein.

Very truly yours,

 /s/ Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
January 10, 2011

200 South Park Road, Suite 150  •  Hollywood, Florida 33021  •  Main 954.922.5885  •  Fax 954.922.5957  •  www.jsw-cpa.com
Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC